                                                                    Exhibit 10.6

                           [Coolsavings letterhead]


                                 July 27, 2001


Michael E. Hayes
Vice President
American National Bank
 and Trust Company of Chicago
120 South LaSalle, 6th Floor
Chicago, IL  60670

     Re:  Forbearance and Reaffirmation Agreement dated June 15, 2001
               (the "Forbearance Agreement")
          Coolsavings.com Inc. ("Company")
          American National Bank And Trust Company Of Chicago ("Bank")
          Landmark Communications, Inc. ("Landmark")
          ----------------------------------------------------------------------

Dear Mike:

     In furtherance of the Company's execution of definitive agreements with Landmark to infuse loans (the "Landmark Loan Infusion") and/or equity (the "Landmark Equity Infusion") (collectively, the "Landmark Infusion"), I write to
(1) advise you of a structuring issue (and obtain your consent thereto), (2) confirm our understanding with respect to the "Collateral Base Certificate" as that quoted term is defined in the Forbearance Agreement/1/, (3) confirm how transactional fees and expenses of Landmark should be treated for purposes of the Forbearance Agreement, and (4) confirm our understanding on the forgiveness of certain promissory notes payable to the benefit of the Company from certain current and former directors of the Company.

     (1) Structuring Matter: Because the Company needs to obtain shareholder approval of the Landmark Infusion, our board approved the submission to the shareholders of a proposal to form a Delaware subsidiary ("Newco") into which the Company would merge immediately prior to the Landmark Equity Infusion (the "Merger"). Our board believes being a Delaware corporation will have many benefits. The consequence of the Merger is really just a de facto re-incorporation in Delaware. Because such a Merger requires the Bank's consent, I ask that you please countersign this letter to acknowledge the Bank's consent to the Merger, provided, however, we recognize that the validity and enforceability of your consent is expressly conditioned upon and will not become effective or remain effective unless and until all of those terms and conditions set forth below in paragraphs (a-f) above your signature have been fully and completely performed and/or satisfied.

____________________
/1/ All capitalized terms not defined herein shall have the meaning set forth in the Forbearance Agreement.

Michael E.  Hayes
August 9, 2001
Page 2


     (2) Collateral Base Certificate Matter: Recently, you indicated that the Collateral Base Certificate reporting period could be changed from a bi-weekly basis to a monthly basis as described below. In conformity therewith, your countersignature below will confirm the following amendment and restatement of paragraph 2(b) of the Forbearance Agreement:

     "(b) Reports - Simultaneous with the execution of this Agreement and throughout the Forbearance Period, the Company shall provide the Bank with:
     (i) a monthly report of all sales and collections; (ii) monthly cash flow projections; (iii) a certificate signed by a duly authorized representative of the Company, on a monthly basis, which shall be delivered on or before the fifteenth day following the end of each calendar month (the due date of said certificate shall be referred to herein as the "Certificate Due Date" and the last day of each preceding calendar month to which said certificate relates shall be referred to herein as the "Month End Date" (by way of example, if the calendar month is July, 2001, then the applicable Certificate Due Date shall be August 15, 2001 and the Month End Date shall mean July 31, 2001)) setting forth: (A) the amount of all cash balances in accounts held at the Bank as of the Month End Date; plus (B) an amount equal to eighty percent (80%) of all "Eligible Accounts" as of the Month End Date, as that quoted term is defined in Section 4.1 of the Loan Agreement, the terms of which are expressly incorporated herein by reference (collectively, the "Collateral Base Certificate"), provided however, (I) the provisions of paragraph 4.1 with respect to the Bank's right to reduce the percentage of unpaid invoice amounts to total invoice amounts shall not apply during the Forbearance Period and (II) for purposes of the definition of "Eligible Accounts" herein and the accompanying calculation of the "Collateral Base Assets" as hereinafter defined, subsection 4.1(d) of the Loan Agreement is hereby amended and restated to read as follows:

               "(d) it is evidenced by an invoice rendered to such "Obligor" (as that quoted term is defined in the Loan Agreement) prior to the Certificate Due Date for goods sold or leased (such goods having been shipped or delivered to the Obligor thereof), or from services rendered, to the Obligor on or prior to the Month End Date, and it is not evidenced by any instrument or chattel paper;"

     ((A) and (B) are hereinafter collectively referred to as the "Collateral Base Assets"); and (iv) a monthly line-item budget, setting forth the anticipated expenditures during the Forbearance Period. (The Collateral Base Certificate which the Company delivered to the Bank on or about June 12, 2001, shall hereinafter be referred to as the "Initial Collateral Base Certificate")."

Michael E.  Hayes
August 9, 2001
Page 3

     (3) Fees and Expenses Matter: Subparagraphs 4(j) & (p) of the Forbearance Agreement require that we receive a minimum amount as part of the Landmark Infusion. That amount allows us to pay up to $2,000,000 in costs and expenses relating to the Landmark Infusion, which is defined under the Forbearance Agreement as the "Net Cost Maximum". We are trying to keep our costs and expenses down, and Landmark has placed a condition on us that we keep our fees and expenses under the Net Cost Maximum; however, we are also required to pay Landmark's fees and expenses in connection with the Landmark Infusion (the "Landmark Fees"). To permit "head room" in connection with the Net Cost Maximum, Landmark has agreed that if the Net Cost Maximum would be exceeded, then the Landmark Fees, to the extent such fees would cause an overage in the Net Cost Maximum, would not be paid to Landmark, but rather, would accrue interest at 8% like the rest of Landmark's Loan Infusion and not be due until the irrevocable payment in full of the entire Company Obligations. Because this ensures the desired net proceeds from the Landmark Infusion will go into the Company (and is consistent the Intercreditor (Subordination) Agreement between Landmark and the Bank dated effective as of June 15, 2001 (the "Subordination Agreement")), I ask that you please countersign this letter to confirm that any Landmark Fees which are accrued and not paid pursuant to the terms of the foregoing sentence will not count against the Net Cost Maximum provided, however, we agree that your consent hereto shall be expressly conditioned, and only effective, upon your receipt of a written confirmation from Landmark within five (5) days of the date hereof that any such Landmark Fees treated pursuant to the terms of the foregoing sentence shall constitute "Landmark Indebtedness" (as that term is defined in the Subordination Agreement) and shall be subordinate to the Company Obligations in accordance with, and otherwise subject to, the terms and conditions of the Subordination Agreement, and to the terms of payment above set forth.

     (4) Forgiveness of Certain Promissory Notes: As we have discussed, the Company intends to currently forgive all amounts owed, both principal and accrued interest, with respect to certain promissory notes executed by current and former directors of the Company, which are set forth on the attached Schedule A (the "Promissory Notes"). By your countersignature below, the Bank is consenting to the Company forgiving all indebtedness, both principal and accrued interest, on the Promissory Notes.

     Finally, by your signature below you agree with the Company that: (a) the Forbearance Agreement, as expressly modified herein, shall remain in full force and effect in accordance with its terms and is hereby ratified and confirmed by the Company in all respects and (b) this letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     If you have any questions, please feel free to call.

Michael E.  Hayes
August 9, 2001
Page 4


                              Very truly yours,

                              coolsavings.com inc.


                              ________________________________
                              [Steve Golden], Chief Executive Officer

cc:  Guy R. Friddell, III, Esquire

AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO HEREBY CONSENTS AS STATED ABOVE, SUBJECT TO THE CONDITIONS ABOVE SET FORTH, AND PROVIDED FURTHER THAT THE BANK'S CONSENT TO THE MERGER AS ABOVE DESCRIBED IS EXPRESSLY CONDITIONED UPON AND WILL NOT BECOME EFFECTIVE OR REMAIN EFFECTIVE UNLESS AND UNTIL THE OBLIGATIONS SET FORTH BELOW IN SUBPARAGRAPHS (a-f) ARE FULLY AND COMPLETELY SATISFIED AND/OR PERFORMED:

a. Following the formation of Newco, the Company shall provide the Bank with at least twenty-one (21) days prior written notice (with notice given in accordance with paragraph 20 of the Forbearance Agreement) of the actual effective date of the Merger (the "Merger Date"), which notice shall include: (i) a copy of all documentation (executed or unexecuted) that will be necessary to effectuate the Merger; (ii) a certified copy of the Newco incorporation documents from the Delaware Secretary of State evidencing its formation, its legal name, and the type of its organization (i.e., corporation, LLC, etc.); and (iii) a reference to all documents, statutes, or other laws under which the Company believes will allow for, and govern, the effectiveness of the Merger (collectively, the "Merger Information").

b. The Bank shall be given adequate opportunity to determine to its complete satisfaction (or its reasonable satisfaction, if the Company gives the Bank an attorney opinion letter written in favor of the Bank from a nationally recognized law firm satisfactory to the Bank that is in a form and substance satisfactory to the Bank opining, inter alia), based upon the Merger Information, that the Merger will effectively bind Newco as of the Merger Date without further act, deed, or notice, to the same terms, conditions, and obligations of the Company under the Forbearance Agreement, the Loan Documents, and this letter agreement (collectively, the "Bank Documents"), including, without limitation, that: (i) Newco is obligated to the Bank for the Company Obligations; (ii) Newco owns the Bank Collateral and the Additional Bank Collateral (collectively, the "Collateral"); (iii) Newco

Michael E.  Hayes
August 9, 2001
Page 5



     will be subject to and bound under the Bank Documents; and (iv) the perfected and enforceable first lien and security interest of the Bank in and to the Collateral shall continue in the Collateral after the Merger by operation of law, including pursuant to 810 ILCS 5/9-203(d) (effective as of 7/1/01). In the event that the Bank does not conclude that the foregoing conditions are fully satisfied, then the Bank may send written notice of same to the Company at least five (5) days prior to the Merger Date (with notice given in accordance with paragraph 20 of the Forbearance Agreement), in which case the Bank shall be deemed to have not consented to the Merger.

c. On the Merger Date, Newco shall execute and deliver an agreement in favor of the Bank reaffirming that it is and remains bound by the Company's obligations which exist under the terms and conditions of the Bank Documents and the validity and enforceability thereof (the "Newco Reaffirmation Agreement"), which Newco Reaffirmation Agreement shall be in a form and substance that is satisfactory to the Bank, in its sole and absolute discretion, and shall include, without limitation, the following representations of Newco: (i) that Newco affirms that it is and remains bound by all of the same terms, conditions and obligations of the Company which arise from and/or are set forth in the Bank Documents; (ii) that as a result of the Merger (A) the Company has merged into and is now known as Newco, (B) Newco is the owner of all assets of the Company including, without limitation, the Collateral, and (C) Newco is and remains liable for all obligations of the Company, including, without limitation, the Company Obligations; and (iii) that Newco restates and reaffirms the Bank Documents, the Company Obligations, and the Bank's valid, perfected and enforceable first liens and security interests in and to the Collateral.

d. Prior to the Merger Date, Landmark shall execute and deliver an agreement in favor of the Bank reaffirming and restating the terms and conditions of the Subordination Agreement and the validity and enforceability thereof (the "Landmark Reaffirmation Agreement"), which Landmark Reaffirmation Agreement shall be in a form and substance that is satisfactory to the Bank, in its reasonable discretion, and shall include, without limitation, the following covenants and acknowledgements of Landmark: (i) Landmark shall reaffirm and ratify the terms and conditions of the Subordination Agreement; (ii) Landmark shall confirm that (A) the Landmark Indebtedness will be owed by Newco after the Merger and (B) the "Landmark Collateral" (as that term is defined in the Subordination Agreement) will relate to those assets that Newco may own and/or in which it may grant a security interest in after the Merger; and (iii) Landmark shall confirm that the Landmark Indebtedness and the Landmark Collateral shall be subordinate in all respects to the Company Obligations and the Bank's security interests in the Collateral after the Merger in accordance with the terms and conditions of the Subordination Agreement. Newco and

Michael E.  Hayes
August 9, 2001
Page 6



     the Company shall also sign the Landmark Reaffirmation Agreement accepting and consenting to the terms of said agreement and agreeing to be bound by all of the provisions thereof and to recognizing all priorities and rights granted thereby to the Bank.

e. The Company and Newco shall take such further action and execute such additional documents as the Bank may now or hereafter reasonably require (including, without limitation, executing UCC financing statements and all necessary intellectual property filings and/or authorizing the Bank to file same with the appropriate recording office(s) in order to perfect and/or to maintain the perfection of its security interests in and to the Collateral) to effectuate the terms and conditions set forth above and to ensure that the Bank's rights under the Bank Documents are not altered or diminished in any way as a result of the Merger, and that they are absolutely and unconditionally bound by the terms thereof.

f. The Company agrees to pay within ten (10) days after demand all reasonable attorneys' fees, costs, and expenses incurred by the Bank in connection with the negotiation and documentation of this letter agreement, the agreements described above, and the actions necessary to accomplish the conditions set forth above in subparagraphs (a) through (e), and all other reasonable, out-of-pocket expenses, charges, costs and fees necessitated by or otherwise relating thereto (collectively, the "Costs"), all of which Costs shall be considered to be part of the Company Obligations. Landmark shall within five (5) days of the date hereof send to the Bank its written affirmation to the addition of the Costs to the Company Obligations.

AMERICAN NATIONAL BANK AND
TRUST COMPANY OF CHICAGO


By:_____________________________
   Name:_________________________
   Title:________________________
   Dated:________________________